Exhibit 99.1
MATADOR RESOURCES COMPANY REPORTS 20% ANNUAL INCREASE IN
TOTAL PROVED RESERVES, INCLUDING 56% ANNUAL INCREASE IN
PROVED DEVELOPED RESERVES

DALLAS, Texas, February 17, 2022 -- Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”) today reported its estimated proved oil and natural gas reserves at December 31, 2021, which showed a 20% year-over-year increase in total proved reserves, including a 56% year-over-year increase in proved developed reserves, each as compared to the Company’s proved oil and natural gas reserves at December 31, 2020.

Joseph Wm. Foran, Matador’s Founder, Chairman and CEO, commented, “Matador is pleased today to report a 20% year-over-year increase in our total proved reserves from 270.3 million BOE at December 31, 2020 to 323.4 million BOE at December 31, 2021, an all-time high for Matador. This reserves increase reflects the strong well results we continue to deliver across our various asset areas in the Delaware Basin and the significant improvement in the capital efficiency of our drilling and completions program in recent years. For the full year 2021, Matador’s drilling and completion costs for all operated horizontal wells turned to sales averaged approximately $670 per completed lateral foot, a year-over-year decrease of 21% and an all-time low for Matador on an annual basis. Matador clearly delivered ‘better wells for less money’ in 2021.

“The Standardized Measure and PV-10 of our proved reserves at December 31, 2021 both increased significantly from a year ago. The Standardized Measure increased 2.8-fold from $1.58 billion at December 31, 2020 to $4.38 billion at December 31, 2021, and the PV-10 increased 3.2-fold from $1.66 billion at December 31, 2020 to $5.35 billion at December 31, 2021. At December 31, 2021, our proved oil and natural gas reserves were valued using an oil price of $63.04 per barrel and a natural gas price of $3.60 per MMBtu, an increase of 75% and 81%, respectively, as compared to $36.04 per barrel and $1.99 per MMBtu at December 31, 2020. Matador’s proved oil and natural gas reserves at December 31, 2021 were also impacted positively by the increase in commodity prices used to estimate proved reserves at December 31, 2021, and particularly the 29% increase in our proved natural gas reserves, where the improved natural gas pricing contributed to longer economic well lives and increased reserves volumes.

“Importantly, Matador’s year-end 2021 proved reserves also reflect a 56% year-over-year increase in our proved developed reserves from 123.5 million BOE at December 31, 2020 to 193.3 million BOE at December 31, 2021. Matador’s proved developed reserves now represent 60% of our total proved reserves at December 31, 2021, as compared to 46% at December 31, 2020. This notable increase in proved developed reserves is attributable to the quality of new wells we completed and turned to sales and the increase in commodity prices, but also due to the development and conversion of a significant portion of our proved undeveloped reserves to proved developed reserves during 2021, resulting largely from Matador’s drilling and completions activities in the Stateline asset area and the Rodney Robinson leasehold in the western portion of the Antelope Ridge asset area. This increase in proved developed reserves during 2021 was instrumental to the 50% increase in the borrowing base under our reserves-based credit facility from $900 million to $1.35 billion we achieved in November 2021 and should contribute to potential future increases in our borrowing base going forward.

“Matador believes it is well positioned for additional growth in its proved reserves volumes, Standardized Measure and PV-10 in 2022, given the strong well results we continue to achieve throughout our Delaware Basin acreage position and should commodity prices remain at or near their current levels.”

Proved Reserves, Standardized Measure and PV-10

The following table summarizes Matador’s estimated total proved oil and natural gas reserves at December 31, 2021, 2020 and 2019.

	At December 31,
	2021	2020	2019
Estimated proved reserves:(1)(2)
Oil (MBbl)(3)	181,306	159,949	147,991
Natural Gas (Bcf)(4)	852.5	662.3	627.2
Total (MBOE)(5)	323,397	270,332	252,531
Estimated proved developed reserves:
Oil (MBbl)(3)	102,233	69,647	59,667
Natural Gas (Bcf)(4)	546.2	323.2	276.3
Total (MBOE)(5)	193,262	123,507	105,710
Percent developed	59.8%	45.7%	41.9%
Estimated proved undeveloped reserves:
Oil (MBbl)(3)	79,073	90,301	88,324
Natural Gas (Bcf)(4)	306.4	339.1	351.0
Total (MBOE)(5)	130,135	146,825	146,821
Standardized Measure (in millions)(6)	$4,375.4	$1,584.4	$2,034.0
PV-10 (in millions)(7)	$5,347.6	$1,658.0	$2,248.2
Commodity prices:(2)
Oil (per Bbl)	$63.04	$36.04	$52.19
Natural Gas (per MMBtu)	$3.60	$1.99	$2.58

(1) Numbers in table may not total due to rounding.
(2) Matador’s estimated proved reserves, Standardized Measure and PV-10 were determined using index prices for oil and natural gas, without giving effect to derivative transactions, and were held constant throughout the life of the properties. The unweighted arithmetic averages of first-day-of-the-month prices for the period from January through December 2021 were $63.04 per Bbl for oil and $3.60 per MMBtu for natural gas, for the period from January through December 2020 were $36.04 per Bbl for oil and $1.99 per MMBtu for natural gas and for the period from January through December 2019 were $52.19 per Bbl for oil and $2.58 per MMBtu for natural gas. These prices were adjusted by property for quality, energy content, regional price differentials, transportation fees, marketing deductions and other factors affecting the price received at the wellhead. Matador reports its proved reserves in two streams, oil and natural gas, and the economic value of the NGLs associated with the natural gas is included in the estimated wellhead price on those properties where NGLs are extracted and sold.
(3) One thousand barrels of oil.
(4) One billion cubic feet of natural gas.
(5) One thousand barrels of oil equivalent, estimated using a conversion factor of one barrel of oil per six thousand standard cubic feet of natural gas.
(6) Standardized Measure represents the present value of estimated future net cash flows from proved reserves, less estimated future development, production, plugging and abandonment and income tax expenses, discounted at 10% per annum to reflect the timing of future cash flows. Standardized Measure is not an estimate of the fair market value of Matador’s properties.

(7) PV-10 is a non-GAAP financial measure. For a reconciliation of PV-10 (non-GAAP) to Standardized Measure (GAAP), please see “Supplemental Non-GAAP Financial Measures.” PV-10 is not an estimate of the fair market value of Matador’s properties.

The proved reserves estimates presented for each period in the table above were prepared by the Company’s internal engineering staff and audited by an independent reservoir engineering firm, Netherland, Sewell & Associates, Inc. These proved reserves estimates were prepared in accordance with the Securities and Exchange Commission’s rules for oil and natural gas reserves reporting and do not include any unproved reserves classified as probable or possible that might exist on Matador’s properties.

For a reconciliation of PV-10 (non-GAAP) to Standardized Measure (GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

Total Proved Reserves at December 31, 2021 Increased 20% Year-Over-Year and Proved Developed Reserves Increased 56% Year-Over-Year

•Matador’s total proved oil and natural gas reserves increased 20% year-over-year from 270.3 million barrels of oil equivalent (“BOE”) (59% oil, 46% proved developed, 97% Delaware Basin) at December 31, 2020 to 323.4 million BOE (56% oil, 60% proved developed, 96% Delaware Basin) at December 31, 2021. Oil, natural gas and total proved reserves at December 31, 2021 were each at all-time highs for Matador.

•At December 31, 2021, the Standardized Measure and PV-10, a non-GAAP financial measure, of Matador’s total proved oil and natural gas reserves increased 2.8-fold and 3.2-fold to $4.38 billion and $5.35 billion, respectively, from $1.58 billion and $1.66 billion, respectively, at December 31, 2020. The increase in both Standardized Measure and PV-10 of Matador’s proved oil and natural gas reserves at December 31, 2021 resulted from the increase in both oil and natural gas prices used to estimate proved reserves at December 31, 2021, as compared to December 31, 2020, but also from the increase in Matador’s total proved reserves, and in particular, the Company’s proved developed reserves during 2021.

•Matador’s proved developed oil and natural gas reserves increased 56% year-over-year from 123.5 million BOE (56% oil) at December 31, 2020 to 193.3 million BOE (53% oil) at December 31, 2021. The upward revisions in the Company’s proved developed reserves at December 31, 2021 were primarily attributable to (i) the development and conversion of approximately 40 million BOE of proved undeveloped reserves to proved developed reserves through the Company’s drilling and completion activities in the Delaware Basin, (ii) extensions and discoveries resulting from new well locations drilled during 2021 for which proved reserves were not previously booked and (iii) the increase in both oil and natural gas prices used to estimate proved reserves.

•Matador’s proved undeveloped oil and natural gas reserves decreased 11% year-over-year from 146.8 million BOE (62% oil) at December 31, 2020 to 130.1 million BOE (61% oil) at December 31, 2021. During the year ended December 31, 2021, Matador converted approximately 40 million BOE, or 27%, of its proved undeveloped reserves at December 31, 2020 to proved developed reserves. These conversions were partially offset by extensions and discoveries to proved undeveloped reserves as a result of the Company’s drilling activities in the Delaware Basin during 2021.

Supplemental Non-GAAP Financial Measures
PV-10

PV-10 is a non-GAAP financial measure and generally differs from Standardized Measure, the most directly comparable GAAP financial measure, because it does not include the effects of income taxes on future net revenues. PV-10 is not an estimate of the fair market value of the Company’s properties. Matador and others in the industry use PV-10 as a measure to compare the relative size and value of proved reserves held by companies and of the potential return on investment related to the companies’ properties without regard to the specific tax characteristics of such entities. PV-10 may be reconciled to the Standardized Measure of discounted future net cash flows at such dates by adding the discounted future income taxes associated with such reserves to the Standardized Measure.

(in millions)	At December 31, 2021	At December 31, 2020	At December 31, 2019
Standardized Measure	$4,375.4	$1,584.4	$2,034
Discounted future income taxes	972.2	73.6	214.2
PV-10	$5,347.6	$1,658	$2,248.2

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas. Matador also operates in the Eagle Ford shale play in South Texas and the Haynesville shale and Cotton Valley plays in Northwest Louisiana. Additionally, Matador conducts midstream operations, primarily through its midstream joint venture, San Mateo, in support of its exploration, development and production operations and provides natural gas processing, oil transportation services, natural gas, oil and produced water gathering services and produced water disposal services to third parties.

For more information, visit Matador Resources Company at www.matadorresources.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking statements” are statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “could,” “believe,” “would,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,” “continue,” “plan,” “predict,” “potential,” “project,” “hypothetical,” “forecasted” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements include, but are not limited to, statements about guidance, projected or forecasted financial and operating results, future liquidity, the payment of dividends, results in certain basins, objectives, project timing, expectations and intentions, regulatory and governmental actions and other statements that are not historical facts. Actual results and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, the following risks related to financial and operational performance: general economic conditions; the Company’s ability to execute its business plan, including whether its drilling program is successful; changes in oil, natural gas and natural gas liquids prices and the demand for oil, natural gas and natural gas liquids; its ability to replace reserves and efficiently develop current reserves; costs of operations; delays and other difficulties related to producing oil, natural gas and natural gas liquids; delays and other difficulties related to regulatory and governmental approvals and restrictions; impact on the Company’s operations due to seismic events; its ability to make acquisitions on economically acceptable terms; its ability to integrate acquisitions; availability of sufficient capital to execute its business plan, including from future cash flows, increases in its borrowing base and otherwise; weather and environmental conditions; the impact of the worldwide spread of the novel coronavirus, or COVID-19, on oil and natural gas demand, oil and natural gas prices and its business; the operating results of the Company’s midstream joint venture’s Black River cryogenic natural gas processing plant; the timing and operating results of the buildout by the Company’s midstream joint venture of oil, natural gas and water gathering and transportation systems and the drilling of any additional produced water disposal wells; and other important factors that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to Matador’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Matador’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Matador undertakes no obligation to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact Information

Mac Schmitz
Capital Markets Coordinator
investors@matadorresources.com
(972) 371-5225